Exhibit 99

US AIRWAYS AND ATSB RESTRUCTURE LOAN

US Airways Prepays $250 Million of $1 Billion Loan

Agreement Allows Time for Company to Finalize and Implement

Transformation Plan By Midyear

     ARLINGTON, Va., March 12, 2004 -- US Airways Group Inc., (Nasdaq: UAIR) has reached an agreement with the Air Transportation Stabilization Board (ATSB) to revise the terms of the $1 billion loan that was made to US Airways Inc., upon its emergence from Chapter 11 on March 31, 2003.

     Under the agreement, US Airways prepaid $250 million, causing the remaining outstanding loan balance to be reduced to $726 million. The prepayment has been made to the lenders on a prorated basis to both the ATSB guaranteed (90 percent) and non-guaranteed (10 percent) portions of the loan. The ATSB's exposure therefore was reduced by $225 million, and Bank of America and Retirement Systems of Alabama received $6.25 million and $18.75 million, respectively.

     In exchange for this prepayment, the financial covenants contained in the loan were modified through 2005. The revised covenants require that US Airways significantly narrow its losses in 2004 and return to profitability in 2005. The company and the ATSB also agreed to modify other terms and provisions, including lifting certain restrictions on the company's ability to pursue asset sales.

     The amended loan agreement was completed along with US Airways filing its Form 10-K with the U.S. Securities and Exchange Commission (SEC) for the fiscal year ended Dec. 31, 2003, which includes the independent auditors' (KPMG LLP) report to shareholders. The auditors report indicates that "the company's significant recurring losses and other matters regarding, among other things, the company's ability to maintain compliance with covenants contained in various financing agreements, as well as its ability to finance and operate regional jet aircraft and reduce its operating costs in order to successfully compete with low-cost airlines, raises substantial doubt about its ability to continue as a going concern."

     The auditors' report for 2002, issued while the company was in bankruptcy, also contained a similar explanatory paragraph discussing the company's ability to continue as a going concern.

     "It is essential for US Airways to significantly reduce its costs and return to sustained profitability by 2005 to secure continued availability of the ATSB loan," said US Airways Executive Vice President - Finance and Chief Financial Officer Neal S. Cohen. "This agreement provides US Airways the opportunity to continue its restructuring efforts, while reducing the government's exposure and providing additional loan protections to the ATSB."

     After this payment, the company's unrestricted cash balance is approximately $925 million.

     US Airways Chairman David G. Bronner said that these developments have been discussed with the board of the company and labor leadership. "This agreement gives us a narrow window for management and labor to continue to work together to make the changes necessary to get this company back to profitability."

     US Airways also agreed to a loan covenant that its minimum unrestricted cash balance would not fall below the lower of $700 million and the outstanding balance of the loan at each month until its "going concern paragraph" is removed, at which point the unrestricted cash covenant will be reduced to $500 million.

     "We fully recognize and appreciate the enormous sacrifices that our employees have already made. We share their frustration that we all have more to do to turn US Airways around," said US Airways President and Chief Executive Officer David N. Siegel. "We are talking with all of our employees and other key stakeholders on how to respond to the new marketplace reality that only low-cost carriers are making money. We need to make changes now in order to demonstrate that US Airways will remain an important player in the airline industry," said Siegel.

Certain of the information contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the company's current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the ability of the company to fund and execute its business plan; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; the ability of the company to maintain satisfactory labor relations; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing availability and costs; aviation fuel costs; security-related and insurance costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low-cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the Iraqi war and the Iraqi occupation; other acts of war or terrorism; ongoing market acceptance of the company's new common stock; and other risks and uncertainties listed from time to time in the company's reports to the United States Securities and Exchange Commission. There may be other factors not identified above of which the company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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